Natural Blue Resources, Inc. Announces Steel

Salvage Agreement

Santa Fe, NM, September 28, 2010 - Natural Blue Resources, Inc. (the "Company") (NTUR.OB) announced today that one of its wholly-owned subsidiaries, Natural Blue Steel, Inc., has signed its first salvage purchase agreement and its first sale contract of steel salvage from a building. Natural Blue Steel, Inc. has arranged for the financing and sale of the salvaged steel to a buyer in New Orleans, Louisiana.

According to Natural Blue Resources Chairman and CEO Toney Anaya, the demolition and salvage sale is the first in a series of intended transactions for Natural Blue Steel, Inc. to become a premier provider of HMS steel and recycled steel products to both the domestic and international steel buyers. Anaya stated, “Our Natural Blue Steel company has located sources of steel product and we are well on our way to forging long term relationships with large end users through-out the United States and Asia. We believe this business segment will be a rapidly growing segment as Natural Blue Steel expands its strategic partnerships throughout all markets.” He continued, “The worldwide demand for recycled steel is presenting an exciting opportunity for Natural Blue Steel to aggressively pursue this market and gain a foothold in the growing steel market and attain financial strength as a self sufficient recycled steel provider”...”

About Natural Blue Resources, Inc.

Headquartered in Santa Fe, New Mexico, with an office in Clermont, Florida, Natural Blue Resources, Inc. owns and operates earth-friendly business es that utilize green technologies while conserving natural resources.  The Company operates t hree wholly-owned subsidiaries: Eco Wave LLC , a subsidiary with exclusive worldwide (excluding S. Korea) use and manufacturing license to a patented technology for waste treatment and water purification process ; Natural Blue Steel, Inc.,  a wholly-owned subsidiary that purchases, ships and re-sells recycled steel; and a subsidiary that would focus on developing drinking water projects.  The Company ’s goals are to identify additional companies and technologies to acqu ire and operate as feasible that complement its existing initiatives.

Forward-Looking Statements:

This release includes statements that constitute forward-looking statements. Such forward-looking statements are based on information available at the time and management's belief with respect to future events, and are subject to factors, risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Such factors, risks and uncertainties include, but are not limited to, those described by Natural Blue Resources, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any obligation or intention to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information.  Contact: NTUR, 866-739-3945, Investors@naturalblueresources.com